UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

ALL-AMERICAN SPORTPARK, INC.
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No:
3)	Filing Party:
4)	Date Filed:

ALL-AMERICAN SPORTPARK, INC.

Dear Stockholder:

We are furnishing this Information Statement to the stockholders of All-American SportPark, Inc., a Nevada corporation (the “Company”), in connection with the sale of the 51% interest the Company holds in All American Golf Center, Inc. (“AAGC”), which constitutes substantially all of the Company’s assets pursuant to a Transfer Agreement dated June 10, 2016.

The Transfer Agreement and the transactions contemplated thereby have been approved by the Company’s Board.  As permitted by Nevada law and our Bylaws, the Company has received a written consent from the stockholders holding a majority of the shares of Common Stock outstanding approving the purchase agreement and the transactions contemplated thereby.

ACCORDINGLY, STOCKHOLDERS ARE NOT BEING ASKED FOR PROXIES TO VOTE THEIR SHARES WITH RESPECT TO THE TRANSFER AGREEMENTAND THE TRANSACTIONS CONTEMPLATED THEREBY.  NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

The sale of the 51% interest in AAGC described in the enclosed Information Statement will not become effective until at least 20 calendar days following the date of mailing of the enclosed Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The enclosed Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and Nevada law. It contains a description of the Transfer Agreement and the transactions contemplated thereby. We encourage you to read the Information Statement. You may also obtain information about us from publicly available documents filed with the Securities and Exchange Commission.

                                                                                             Sincerely,

                                                                                             Ronald S. Boreta
                                                                                             President and Chief Executive Officer

ALL-AMERICAN SPORTPARK, INC.

6730 South Las Vegas Blvd.

Las Vegas Nevada 89119

(702) 798-7777

NOTICE OF ADOPTION AND APPROVAL OF TRANSFER AGREEMENT
BY WRITTEN CONSENT OF STOCKHOLDERS

_________, 2016

To the Stockholders of All-American SportPark, Inc.:

NOTICE IS HEREBY GIVEN, pursuant to Section 78.320 of the Nevada Revised Statutes (NRS), that on June 10, 2016, the holders of a majority of the outstanding shares of All-American SportPark, Inc., a Nevada corporation (the “Company”), entitled to vote thereon, acting by written consent without a meeting of stockholders, authorized, adopted and approved the execution, delivery and performance of the Transfer Agreement, dated June 10, 2016, by and among the Company, as transferor,  and Ronald Boreta and John Boreta (collectively, the “Boretas”), and approved the transactions contemplated thereby.

Pursuant to the Transfer Agreement, we will transfer our 51% interest in AAGC, which constitutes substantially all of our assets, to the Boretas and also issue to the Boretas 1,000,000 shares of the Company’s Common Stock in exchange for the cancellation of indebtedness totaling approximately $8,613,000.

In connection with the closing of the Transfer Agreement, AAGC will assume the obligation of the Company to pay Ronald Boreta for deferred salary which currently totals $320,000.  In addition, AAGC will forgive approximately $4,125,000 in advances previously made by it to the Company to fund its operations.

Also in connection with the closing of the Transfer Agreement, entities controlled by the Boretas will forgive approximately $1,367,000 owed to them by the Company.  The Company will forgive approximately $27,605 owed to the Company by entities controlled by the Boretas.

Section 78.320 of the Nevada Revised Statutes (“Nevada Law”) provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. Nevada Law, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who would have been entitled to notice of such a meeting.

                                                                                           By Order of the Board of Directors,

                                                                                            Ronald S. Boreta
                                                                                            President, Chief Executive Officer

                                                                                            and Corporate Secretary

ALL-AMERICAN SPORTPARK, INC.

INFORMATION STATEMENT

Introduction

This Information Statement is being furnished to the stockholders of All-American SportPark, Inc, a Nevada corporation (the “Company”), in connection with the prior approval of our Board of Directors (the “Board”) of, and receipt of approval by written consent of the majority stockholders of the Company for, the transfer of our 51% interest in All American Golf Center, Inc (“AAGC”), which constitutes substantially all of our assets, to Ronald Boreta and John Boreta (collectively, the “Boretas”) and also issue to the Boretas 1,000,000 shares of the Company’s Common Stock in exchange for the cancellation of indebtedness totaling approximately $8,613,000.

In connection with the closing of the Transfer Agreement, AAGC will assume the obligation of the Company to pay Ronald Boreta for deferred salary which currently totals $320,000.  In addition, AAGC will forgive approximately $4,125,000 in advances previously made by it to the Company to fund its operations.

Also in connection with the closing of the Transfer Agreement, entities controlled by the Boretas will forgive approximately $1,367,000 owed to them by the Company.  The Company will forgive approximately $27,605 owed to the Company by entities controlled by the Boretas.

The Board believes that the approval and consummation of the Transfer Agreement and the transactions contemplated thereby are in the best interest of the Company. Accordingly, at a meeting of the Board held on May 16, 2016, the Board approved the Transfer Agreement, and the transactions contemplated thereby, subject to certain conditions that were subsequently met, and directed that these items be presented to stockholders of the Company holding a majority of the issued and outstanding shares of the Company’s Common Stock.

Under Nevada law and our Bylaws, the affirmative vote of a majority of the issued and outstanding shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), as of the close of business on June 10, 2016 (the “Record Date”), was required to approve the Transfer Agreement and the transactions contemplated thereby. Each share of Common Stock is entitled to one vote per share. As of the Record Date there were issued and outstanding 4,624,123 shares of Common Stock.  As permitted by the Nevada Law, on the Record Date the Company received a written consent in lieu of a meeting of stockholders from holders of 2,343,915 shares of Common Stock representing approximately 50.69% of the total issued and outstanding shares of Common Stock approving the Transfer Agreement and the transactions contemplated thereby.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN
 ENCLOSED AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE TRANSFER PURCHASE AGREEMENT
AND THE TRANSACTIONS CONTEMPLATED THEREBY.

The closing of the Transfer Agreement will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

This Information Statement is furnished for the purposes of informing stockholders, in the manner required under the Securities Exchange Act of 1934, as amended, and under Nevada Law, of the Transfer Agreement before it is consummated and the taking of action by a majority of the stockholders of the Company by written consent. This Information Statement is first being mailed on or about ______________, 2016 to holders of record of Common Stock as of the close of business on the Record Date.

SUMMARY TERM SHEET

The summary that follows highlights selected information contained elsewhere in this Information Statement. It may not contain all of the information that is important to you. To fully understand the Transfer Agreement, you should carefully read this Information Statement in its entirety.

Parties to the Transfer Agreement:

All-American SportPark, Inc. (the “Company”) (see page 9)

6730 South Las Vegas Blvd.

Las Vegas Nevada 89119

(702) 798-7777

The Company, through its 51% ownership of AAGC, operates a golf facility which is currently called the “TaylorMade Golf Experience,” on approximately forty-two (42) acres of land located on Las Vegas Boulevard in Las Vegas, Nevada.

The Boretas:

Ronald Boreta

John Boreta

6730 South Las Vegas Blvd.

Las Vegas Nevada 89119

Ronald Boreta is President, Chief Executive Officer and a Director of the Company.  John Boreta is a Director of the Company and General Manager of AAGC. They are each also principal stockholders of the Company. Ronald Boreta and John Boreta own Saint Andrews Golf Shop Ltd., which holds a 49% interest in AAGC.  Upon closing of the Transfer Agreement, Ronald Boreta and John Boreta will own, directly or indirectly, 100% of AAGC.

The Transfer Agreement (see page 10)

Pursuant to the Transfer Agreement, at the closing we will transfer our 51% interest in AAGC, which constitutes substantially all of our assets, to the Boretas and also issue to the Boretas 1,000,000 shares of the Company’s Common Stock in exchange for the cancellation of indebtedness totaling approximately $8,613,000.

In connection with the closing of the Transfer Agreement, AAGC will assume the obligation of the Company to pay Ronald Boreta for deferred salary which currently totals $320,000.  In addition, AAGC will forgive approximately $4,125,000 in advances previously made by it to the Company to fund its operations.

Also in connection with the closing of the Transfer Agreement, entities controlled by the Boretas will forgive approximately $1,367,000 owed to them by the Company.  The Company will forgive approximately $27,605 owed to the Company by entities controlled by the Boretas.

Reasons for the Transfer Agreement (see page 12)

The Board determined that due to the large amount of debt of the Company that the Transfer Agreement and the transactions contemplated thereby provided the best opportunity for the stockholders of the Company to ultimately receive some value for their shares.

Opinion Concerning the Value of AAGC (see page 14)

Among other factors, the Board considered a report prepared by Western Economic & Valuation Consultants, Inc., a member of Western Valuation Advisors (“WVA”) which was engaged to provide an estimate of the fair market value of the 51% interest in AAGC.  As a result of their analysis, WVA was of the opinion that the fair market value of the Company’s 51% interest in AAGC was approximately $663,000.

Dissenters’ Rights (see page 15)

The stockholders of the Company are not entitled to seek dissenters’ or appraisal rights under Nevada law in connection with the Transfer Agreement.

Government Approval (see page 15)

Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and of Nevada Law in connection with the Transfer Agreement, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with the Transfer Agreement or the transactions contemplated thereby.

Interests of the Continuing Stockholders (see page 10)

 Following the closing of the Transfer Agreement, the current stockholders of the Company will continue to own their outstanding shares of Common Stock of the Company.  However, 1,000,000 shares of Common Stock will be issued to the Boretas at the closing and so the ownership percentage of the current stockholders of the Company will be diluted.

QUESTIONS AND ANSWERS ABOUT THE TRANSFER AGREEMENT AND STOCKHOLDER ACTION BY WRITTEN CONSENT

Following are some questions that may be raised by our stockholders in connection with the Transfer Agreement and the action taken by written consent of the stockholders of the Company.

Q.          What vote was required to approve the Transfer Agreement?

A.          Approval of the Transfer Agreement required the affirmative vote of the holders of not less than a majority of the Company’s issued and outstanding Common Stock entitled to vote thereon.

Q.          What constitutes a majority of the Company’s outstanding Common Stock?

A.          On June 10, 2016, the Company had 4,624,123 shares of Common Stock issued and outstanding.  As a result 2,312,062 shares constituted a majority of the shares of Common Stock issued and outstanding.

Q.          Who Voted In Favor of the Transfer Agreement?

A.          Ronald Boreta, John Boreta, Boreta Enterprises, LTD. (which is controlled by the Boretas) and Investment AKA, LLC (which is controlled by Andre K. Agassi), voted an aggregate of 2,343,915 shares in favor of the adoption and approval of the Transfer Agreement and the transactions contemplated thereby. Such shares represent 50.69% of the shares of Common Stock outstanding. Such individuals are referred to in this Information Statement as the “Majority Stockholders”. See “Voting Securities and Principal Holders Thereof” at page 16.

Q.        What relationship do the stockholders that voted in favor of the Transfer Agreement have with the Company and the transactions contemplated by the Transfer Agreement?

A.        Ronald Boreta is President and Chief Executive Officer of the Company, a Director and principal stockholder of the Company.  John Boreta is a Director and principal stockholder of the Company and is also General Manager of AAGC.  The Boretas are parties to the Transfer Agreement.  Investment AKA, LLC is a principal stockholder of the Company.  Neither Investment AKA, LLC nor Andre Agassi has any direct or indirect interest in the Transfer Agreement or the transactions contemplated by the Transfer Agreement.

Q.          Why isn’t the Company holding a stockholders meeting to vote on the Transfer Agreement and the transactions contemplated thereby?

A.          In order to lawfully close on the Transfer Agreement, Nevada law requires that a majority of shares of Common Stock issued and outstanding vote in favor of the adoption and approval of the Transfer Agreement and the transactions contemplated thereby. The stockholders voting in favor of the Transfer Agreement and the transactions contemplated thereby represent 50.69% of the shares outstanding, or a majority of the outstanding shares. Therefore, management concluded that because approving a transaction by the written consent of stockholders can be accomplished quicker than distributing a notice of meeting and Information Statement, and conducting a stockholders meeting, management and the Board decided not to conduct a meeting of stockholders. Instead, promptly following the execution of the Transfer Agreement, stockholders owning approximately 50.69% of the shares outstanding signed a written consent approving the Transfer Agreement and the transactions contemplated thereby, as permitted under Nevada law and the Bylaws of the Company.

Q.          What are the terms of the Transfer Agreement?

A.          At the closing of the Transfer Agreement, the shares of AAGC Common Stock held by the Company, representing 51% of the AAGC shares outstanding, will be transferred to the Boretas or their assigns.  In addition, the Company will issue 1,000,000 shares of its Common Stock to the Boretas.  In exchange, the Boretas will cancel the promissory notes and the interest accrued thereon totaling approximately $8,667,725.

In connection with the closing of the Transfer Agreement, AAGC will assume the obligation of the Company to pay Ronald Boreta for deferred salary which currently totals $320,000.  In addition, AAGC will forgive approximately $4,125,000 in advances previously made by it to the Company to fund its operations.

Also in connection with the closing of the Transfer Agreement, entities controlled by the Boretas will forgive approximately $1,367,000 owed to them by the Company.  The Company will forgive approximately $27,605 owed to the Company by entities controlled by the Boretas.

Q.          Why is the Company transferring its assets?

A.          The Board determined that due to the large amount of debt of the Company that the Transfer Agreement and the transactions contemplated thereby provided the best opportunity for the stockholders of the Company to ultimately receive some value for their shares.

Q.          What will happen to the Company after the closing of the Transfer Agreement?

A.          Following the closing of the Transfer Agreement,

            •           The Company will continue to be a public company;

•           The Company’s Directors and Executive Officer will continue to serve in their current capacities;

•            The Company will have no significant assets and will continue to depend on affiliates to provide funds to pay its ongoing expenses;

            •           The Company’s Common Stock will continue to trade on the OTC Bulletin Board; and

•            The Company will become a “shell company” which it intends to use as a vehicle for the acquisition of an operating business.

The Company does not have any specific merger, stock exchange, asset acquisition, reorganization or other business combination under consideration or contemplation and the Company has not, nor has anyone on its behalf, contacted any potential target business.

Q.        What did the Board consider in determining that the consideration to be paid is fair to the public stockholders?

A.          Among other factors, the Board considered a report prepared by Western Economic & Valuation Consultants, Inc., a member of Western Valuation Advisors (“WVA”) which was engaged to provide an estimate of the fair market value of the 51% interest in AAGC.  As a result of their analysis, WVA was of the opinion that the fair market value of the Company’s 51% interest in AAGC was approximately $663,000.

Q.          What rights do stockholders have to dissent from the Transfer Agreement and the transactions contemplated thereby?

A.          The stockholders of the Company do not have the right to seek the appraisal of their shares under Nevada law.

Q.          What are the conditions to closing the Transfer Agreement?

A.          The closing is subject to customary requirements including the accuracy of each party’s representations and warranties, the absence of any legal proceedings and each party’s compliance with its covenants and agreements contained in the Transfer Agreement. In addition, at least 20 calendar days will need to have passed since an Information Statement pursuant to Rule 14c-2 under the Exchange Act has been filed with the SEC and transmitted to every stockholder of the Company from whom consent was not solicited.

Q.          Are any governmental approvals required in connection with the Transfer Agreement?

A.          Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Transfer Agreement and the transactions contemplated by the Transfer Agreement.

 THE COMPANY

The Company currently operates a golf facility called the “TaylorMade Golf Experience” (“TMGE”), formerly called the “Callaway Golf Center” ™, on approximately forty-two (42) acres of land located on Las Vegas Boulevard in Las Vegas, Nevada. The TMGE opened to the public on October 1, 1997.

The TMGE is strategically positioned within a few miles of the largest hotels and casinos in the world. According to the Las Vegas Convention and Visitors Authority (“Visitors Authority”), Las Vegas had 42,312,216 visitors in 2015. There are 149,213 hotel rooms in Las Vegas and, according to the Visitors Authority, eighteen of the top twenty-five largest hotels in the world are within five miles of the TMGE. They include the MGM Grand, Mandalay Bay, Luxor, Bellagio, Monte Carlo, and the City Center. The TMGE is also adjacent to McCarran International Airport, the 25th busiest airport in the world with passenger traffic of 45,389,074 during 2015 according to the Visitors Authority. The city of Las Vegas population is 619,419 while the Las Vegas valley (Clark County) residential population is 2,102,238.

The TMGE includes a two tiered, 110-station, driving range. The driving range is designed to have the appearance of an actual golf course with ten impact greens and island greens. Pro-line equipment and popular brand name TaylorMade golf balls are utilized throughout the TMGE. In addition to the driving range, the TMGE has a lighted, nine-hole, par three golf course, named the “Divine Nine.” The golf course has been designed to be challenging, with golf cart paths and designated practice putting and chipping areas. At the entrance to the TMGE is a 20,000 square foot clubhouse which includes two advanced state of the art golf swing analyzing systems developed by TaylorMade, and two tenant operations: (a) the Saint Andrews Golf Shop featuring the latest in TaylorMade Adidas equipment and accessories, and (b) the Flight Deck Bar and Grill, which features an outdoor patio overlooking the golf course and driving range with the Las Vegas “Strip” in the background.

As of July 12, 2016, there were 2 full-time and 2 part-time employees at the Company’s executive offices, and 5 full-time and 20 part-time employees at the TMGE.

THE TRANSFER AGREEMENT

General

On June 10, 2016, the Company, as transferor, and Ronald Boreta and John Boreta (collectively, the “Boretas”) as transferees entered into a Transfer Agreement which provides that, effective at the closing, we will transfer our 51% interest in AAGC, which constitutes substantially all of our assets, to the Boretas and also issue to the Boretas 1,000,000 shares of the Company’s Common Stock in exchange for the cancellation of indebtedness totaling approximately $8,667,725.

In connection with the closing of the Transfer Agreement, AAGC will assume the obligation of the Company to pay Ronald Boreta for deferred salary which currently totals $320,000.  In addition, AAGC will forgive approximately $4,125,000 in advances previously made by it to the Company to fund its operations.

Also in connection with the closing of the Transfer Agreement, entities controlled by the Boretas will forgive approximately $1,367,000 owed to them by the Company.  The Company will forgive approximately $27,605 owed to the Company by entities controlled by the Boretas.

The closing is subject to customary requirements including the accuracy of each party’s representations and warranties, the absence of any legal proceedings and each party’s compliance with its covenants and agreements contained in the Transfer Agreement. In addition, at least 20 calendar days will need to have passed after a definitive Information Statement pursuant to Rule 14c-2 under the Exchange Act has been filed with the SEC and transmitted to the stockholders of the Company from whom consent was not solicited.

A copy of the complete Transfer Agreement was filed as Exhibit 2.1 to the Company’s report on Form 8-K filed with the SEC on June 13, 2016.

Approval of the Board and Stockholders

At a meeting held on May 16, 2016, the Company’s Board approved the Transfer Agreement, and the transactions contemplated thereby, subject to certain conditions that were subsequently met, and directed that these items be presented to stockholders of the Company holding a majority of the issued and outstanding shares of the Company’s Common Stock.

Section 78.320 of the Nevada Revised Statutes (“Nevada Law”) provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. Nevada Law, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who would have been entitled to notice of such a meeting.

On the Record Date, the Company had 4,624,123 shares of Common Stock issued and outstanding.  As a result 2,312,062 shares constituted a majority of the shares of Common Stock issued and outstanding.  On the Record Date, Ronald Boreta, John Boreta, Boreta Enterprises, LTD. (which is controlled by the Boretas) and Investment AKA, LLC (which is controlled by Andre K. Agasi), voted an aggregate of 2,343,915 shares in favor of the adoption and approval of the Transfer Agreement and the transactions contemplated thereby. Such shares represent 50.69% of the shares of Common Stock outstanding. Such individuals are referred to in this Information Statement as the “Majority Stockholders.”

Parties to the Transfer Agreement:

The Company:

All-American SportPark, Inc.

6730 South Las Vegas Blvd.

Las Vegas Nevada 89119

(702) 798-7777

The Company, through its 51% ownership of AAGC, operates a golf facility which is currently called the “TaylorMade Golf Experience,” on approximately forty-two (42) acres of land located on Las Vegas Boulevard in Las Vegas, Nevada.

The Boretas:

Ronald Boreta

John Boreta

6730 South Las Vegas Blvd.

Las Vegas Nevada 89119

Ronald Boreta is President, Chief Executive Officer and a Director of the Company.  John Boreta is a Director of the Company and General Manager of AAGC. They are each also principal stockholders of the Company. Ronald Boreta and John Boreta own Saint Andrews Golf Shop Ltd. (“Saint Andrews”), which holds a 49% interest in AAGC.  Upon closing of the Transfer Agreement, Ronald Boreta and John Boreta will own, directly or indirectly, 100% of AAGC.

Background of the Transfer Agreement

On June 15, 2009, the Company entered into a Stock Transfer Agreement with Saint Andrews pursuant to which the Company transferred 49% of the outstanding Common Stock of All-American Golf Center, Inc. ("AAGC"), a subsidiary of the Company, to Saint Andrews Golf Shop, Ltd. ("Saint Andrews") in exchange for the cancellation of $600,000 of debt owed by the Company to Saint Andrews. The transfer of 49% of the Common Stock of AAGC was authorized by the Company's Board at which all of the Company's Directors voted in favor of the transfer, except that Ronald Boreta abstained from such vote. In connection with this transaction, the Company engaged Houlihan Valuation Advisors ("HVA") to provide an estimate of the fair market value of a 49% interest in AAGC. As a result of their analysis, HVA was of the opinion that the fair market value of a 49% interest in AAGC was approximately $600,000. The Board determined to use this value as the amount to be received from Saint Andrews for the 49% interest.

Since that time, the Company has continued to operate at a loss and accumulate debt.

On April 13, 2016, the Boretas entered into a transaction with the Estate of Vaso Boreta (the “Estate”) in which the Estate acquired 400,000 shares of Common Stock of the Company from the Boretas in a private transaction.  The consideration paid by the Estate for the shares was the transfer of promissory notes issued by the Company and certain other obligations involving the Estate.  The transfers included promissory notes payable by the Company to the Estate totaling approximately $3,300,000 in principal, together with all interest and other amounts that may be due and owing to the Estate.  As a result of these transfers, the Boretas now own these obligations of the Company, which at May 31, 2016 totaled approximately $8,667,725.

Reasons for the Transfer Agreement

At a meeting held on May 16, 2016, the Company’s Board considered a proposal made by the Boretas to exchange the debt owed to them by the Company for the remaining 51% interest of AAGC, which, together with the 49% interest they already hold, would give them 100% of the stock of AAGC.

In reaching their decision, the Board considered that the 42-acre Golf Center property located on Las Vegas Blvd. S. has only 6 1/2 years remaining of the lease, and although the Golf Center was successful in the past, in recent years the golf industry has been challenged and has faced a decline nationally.  The Board also considered that a large competitor, Top Golf, has moved to Las Vegas and is in the final stages of building a 70-million-dollar high tech driving range adjacent to the MGM Grand Hotel, which may impact the golf center business in the future.

The Board considered a number of alternatives to entering into the Transfer Agreement.  One alternative would be for the landlord to sell the 135-acre parcel to a third party for a new development and buy out the remaining lease held by AAGC.  However, even if such a transaction could be entered into, the Company would still owe John Boreta and Ron Boreta a large amount of debt that could not be repaid out of the proceeds of such a deal. As a result, the Company’s stockholders would not realize any benefit from that type of a transaction.

Other alternatives that were considered by the Board included filing for bankruptcy, liquidation of the Company, or taking the Company private.  However, none of these alternatives would provide any benefit to the Company’s outside stockholders.

The Board then discussed having the Company become a public shell with the intention of finding a candidate with which to structure a reverse merger.  Such a transaction could ultimately benefit all of the stockholders of the Company.  The proposed transaction with the Boretas offered that opportunity.

The Company’s Board, with Ronald Boreta and John Boreta abstaining from the vote, approved the Transfer Agreement and the transactions contemplated thereby and directed that the Transfer Agreement be submitted for approval of the Company’s stockholders.    In approving the Transfer Agreement, the Directors who voted also considered a report prepared by Western Economic & Valuation Consultants, Inc., a member of Western Valuation Advisors (“WVA”) which was engaged to provide an estimate of the fair market value of the 51% interest in AAGC.  As a result of their analysis, WVA was of the opinion that the fair market value of the 51% interest in AAGC was approximately $663,000.

Operation of the Company after Closing the Transfer Agreement

Following the closing of the Transfer Agreement,

            •           The Company will continue to be a public company;

•           The Company’s Directors and Executive Officer will continue to serve in their current capacities;

•            The Company will have no significant assets and will continue to depend on affiliates to provide funds to pay its ongoing expenses.

            •           The Company’s Common Stock will continue to trade on the OTC Bulletin Board; and

•            The Company will become a “shell company” which it intends to use as a vehicle for the acquisition of an operating business.

As noted, after the closing of the Transfer Agreement, the Company will be considered a “shell company,” as that term is defined in Rule 12b-2 of the Exchange Act, given that the Company will have no or nominal operations and no or nominal assets. As such, the Company will be subject to the restrictions imposed on shell companies, including the inability of stockholders of the Company to rely on Rule 144 to resell shares of the Company. Rule 144 will not be available unless and until: (i) the Company ceases to be a shell company; (ii) the Company remains subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed thereunder for the preceding twelve months (other than Form 8-K reports); and (iii) the Company has filed current “Form 10 information” with the SEC reflecting its status as a company that is no longer a shell company, and one year has elapsed from the date that the Company has filed such “Form 10 information” with the SEC.

The Company does not have any specific merger, stock exchange, asset acquisition, reorganization or other business combination under consideration or contemplation and the Company has not, nor has anyone on its behalf, contacted any potential target business.

Conditions to Closing; Closing Date

The closing is subject to customary requirements including the accuracy of each party’s representations and warranties, the absence of any legal proceedings and each party’s compliance with its covenants and agreements contained in the Transfer Agreement. In addition, at least 20 calendar days will need to have passed since an Information Statement pursuant to Rule 14c-2 under the Exchange Act has been filed with the SEC and transmitted to every stockholder of the Company from whom consent was not solicited.

It is expected that the closing of the Transfer Agreement will occur shortly after the end of the 20 day period following the mailing of the definitive Information Statement.

Opinion Concerning the Value of AAGC

The Company retained Western Economic & Valuation Consultants, Inc., a member of Western Valuation Advisors ("WVA") to prepare a valuation study for the purpose of estimating the fair market value of a 51.0 percent interest in All-American Golf Center, Inc. ("AAGC") as of September 30, 2015. WVA was selected due to its 25 year experience as a full-service business valuation, economic, and financial consulting firm with offices in Salt Lake City and Las Vegas. It serves clients in a wide range of industries throughout the Western United States.

The valuation was prepared for management's use in connection with a potential transaction. In preparing this report, information provided by the Company and its outside accountants was used.  In connection with the preparation of its valuation report, WVA, among other things:

•         reviewed the background and history of the AAGC, the national and local economies, and the golf course industry in which the AAGC operates;

•         reviewed certain historical financial information related to the AAGC;

•         reviewed financial, operating and other information regarding the AAGC and the golf course industry in which it operates;

•         evaluated the AAGC's strength, performance and risk as compared with similar companies;

•         conducted such other financial studies, analyses and inquiries and considered such other factors, as WVA deemed appropriate; and

•         discussed with members of  senior management of the Company certain information relating to the aforementioned and any other matters which WVA deemed relevant to its inquiry.

WVA assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company and the AAGC, and WVA did not undertake any duty or responsibility to, nor did WVA, independently verify any of such information.

WVA expressed no opinion as to the fairness of the Transfer Agreement, the underlying business decision to enter into the Transfer Agreement, the structure or tax consequences of the transactions contemplated by the Transfer Agreement, or the availability or advisability of any alternatives to the transactions contemplated by the Transfer Agreement. The WVA opinion was limited to a reasonable estimate of the fair market value for a 51.0 percent ownership interest in AAGC.

The methods utilized by WVA in determining the fair market value of AAGC were the income value approach, the asset value approach, the market value approach and other approaches based on transactional data for the Company and closely-held companies. Based on these approaches, WVA was of the opinion that a reasonable estimate of the fair market value for a 51% ownership interest in AAGC as of September 30, 2015 was $663,000.

The full text of WVA’s written report will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested stockholder of the Company or representative who has been so designated in writing. In addition a copy of the report will be transmitted by the Company or affiliate to any interested stockholder of the Company or representative who has been so designated in writing upon written request and at the expense of the requesting stockholder.

WVA was selected by the management of the Company as a result of management’s experience working with the individual who was primarily responsible for preparing the report.  That person had worked on the valuation of the 49% interest in AAGC which the Company sold in 2009.

During the two years preceding the date of WVA's written opinion, WVA has not been engaged by, performed services for or received any compensation from the Company or any of its affiliates.

Federal Income Tax Considerations

The closing of the Transfer Agreement will be entirely a corporate action. Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Transfer Agreement or the transactions contemplated thereby.

Executive Officer Employment Agreement

Effective August 1, 1994, the Company entered into an employment agreement with Ronald Boreta, the Company's President, and Chief Executive Officer, pursuant to which he received a base salary that was increased to $120,000 beginning the year ended December 31, 1996. The term of the employment agreement ended in May 2013, but he continues to be employed by the Company on the same basis.  He also receives the use of an automobile, for which the Company pays all expenses and full medical and dental coverage which totals $758 a month. The Company intends to discontinue paying Ronald Boreta a salary or benefits effective upon the closing of the Transfer Agreement.

Dissenters’ Rights

In accordance with Nevada law, our stockholders do not have dissenters’ or appraisal rights in connection with the Transfer Agreement.

Government Approval

Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Transfer Agreement and the transactions contemplated by the Transfer Agreement.

 Voting Securities and Principal Holders Thereof

The following table sets forth, as of June 10, 2016 the stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company’s Common Stock, each Executive Officer and Director individually, and all Directors and Executive Officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares.

NAME AND ADDRESS OF BENEFICIAL OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS

Ronald S. Boreta 6730 Las Vegas Blvd. South Las Vegas, NV 89119	450,484	(1)	19.74%
ASI Group, LLC Investment AKA, LLC c/o Agassi Enterprises, Inc. 3883 Howard Hughes Pkwy, 8th Fl. Las Vegas, NV 89109	1,589,167	(4)	34.37%
John Boreta 6730 Las Vegas Blvd. South Las Vegas, NV 89119	300,439	(2)	6.50%

Boreta Enterprises, Ltd. 6730 Las Vegas Blvd. South Las Vegas, NV 89119	360,784	(3)	7.80%

Steve Miller 3883 Howard Hughes Pkwy., 8th Fl. Las Vegas, NV 89169	34,000	(5)	0.74%

Cara Corrigan 6730 Las Vegas Blvd. South Las Vegas, NV 89119	34,000	(5)	0.74%

All Directors and Executive Officers as a Group (4 persons)	818,923	(6)	17.71%

(1) Includes 202,229 shares held directly and 248,255 shares which represents Ronald Boreta's share of the Common Stock held by Boreta Enterprises, Ltd.

(2) Includes 191,735 shares held directly and 108,704 shares, which represents John Boreta's share of the Common Stock held by Boreta Enterprises Ltd.

(3) Direct ownership of shares held by Boreta Enterprises Ltd., a limited liability company owned by Ronald and John Boreta and the Estate of Vaso Boreta. Boreta Enterprises Ltd. percentage ownership is as follows:

Ronald S. Boreta	68.81%
John Boreta	30.13%
Estate of Vaso Boreta	1.06%

(4) ASI Group LLC and Investment AKA, LLC are both Nevada limited liability company’s whose members include Andre K. Agassi.

(5) All shares are owned directly.

(6) Includes shares beneficially held by the four named Directors and Executive Officers.

Unaudited Pro Forma Condensed Consolidated Financial Information

All-American SportPark, Inc. has prepared unaudited pro forma condensed consolidated financial statements to assist readers in understanding the nature and effects of closing the Transfer Agreement. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended December 31, 2015 and the quarter ended March 31, 2016 has been prepared with the assumption that the closing of the Transfer Agreement was completed as of the beginning of the applicable periods. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2016 has been prepared with the assumption that the closing of the Transfer Agreement was completed as of the balance sheet date.

The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or the financial position which would have actually resulted if the closing of the Transfer Agreement had been completed on the dates indicated, or which may result in the future.

The unaudited pro forma financial information has been prepared by the Company based upon assumptions deemed appropriate by the Company's management. An explanation of certain assumptions is set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma financial information should be read in conjunction with the Company's historical Consolidated Financial Statements and Notes thereto contained in the 2015 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 as filed with the Securities and Exchange Commission ("SEC"), each of which is incorporated herein by reference.

ALL-AMERICAN SPORTPARK, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the 12 months ended December 31, 2015

	All-American Sportpark, Inc.	All American Golf Center	Pro Forma

Revenue	$1,850,323	(1,850,323)	-	(a)
Revenue - Related Party	166,779	(166,779)	-	(b)
Total Revenue	2,017,102	(2,017,102)	-

Cost of revenue	620,296	(620,296)	-	(c)

Gross profit	1,396,806	(1,396,806)	-

Expenses:
General and administrative expenses	1,432,615	(1,080,960)	351,655	(d)
Depreciation and amortization	110,031	(108,121)	1,910	(e)
Total expenses	1,542,646	(1,189,081)	353,565

Net operating income	(145,840)	(207,725)	(353,565)

Other expenses:
Interest expense	(530,507)	117,538	(412,969)	(f)
Total other income (expense)	(530,507)	117,538	(412,969)
		-
Net loss before provision for income tax	(676,347)	(90,187)	(766,534)
Provision for income tax expense	-	-	-

Net /Income/loss	(676,347)	(90,187)	(766,534)

Net income attributable to non-controllinginterest
	43,043	(43,043)	-	(g)

Net loss attributable to All-American SportPark, Inc.	$(719,390)	(47,144)	$(766,534)

Net loss per share - basic and fully diluted	$(0.03)		$(0.17)
Weighted average number of common shares outstanding - basic and fully diluted

	4,624,123		5,624,123

(a)	Pro forma elimination of revenue associated with the operation of its golf courses
(b)	Pro forma elimination of revenue associated with rental income from retail store
(c)	Pro forma elimination of direct costs associated with the operation of golf courses
(d)	Pro forma elimination of operating costs associated administration of golf course operations
(e)	Pro forma elimination of depreciation on equipment associated with golf course operations
(f)	Pro forma elimination of interest associated with debts incurred by operations and forgiven as part of transaction
(g)	Pro forma reversal of prior accounting treatment of subsidiary

ALL-AMERICAN SPORTPARK, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2016

	All-American Sportpark, Inc	All American Golf Center	Pro Forma

Revenue	$526,618	$(526,618)	$-	(a)
Revenue - Related Party	40,950	(40,950)	-	(b)
Total Revenue	567,568	(567,568)	-

Cost of revenue	130,035	(130,035)	-	(c)

Gross profit	437,533	(437,533)	-

Expenses:
General and administrative expenses	355,987	(280,901)	75,086	(d)
Depreciation and amortization	28,770	(28,358)	412	(e)
Total expenses	384,757	(309,259)	75,498

Net operating income	52,776		(75,498)

Other expenses:
Interest expense	(131,753)	29,329	(102,424)	(f)
Total other income (expense)	(131,753)	-	(102,424)

Net loss before provision for income tax	(78,977)	(98,945)	(177,922)
Provision for income tax expense	-	-	-

Net /Income/loss	(78,977)	(98,945)	(177,922)

Net income attributable to non-controlling interest
	48,484	(48,484)	-	(g)

Net loss attributable to All-American SportPark, Inc.	$(127,461)	$(50,461)	$(177,922)

Net loss per share - basic and fully diluted	$(0.03)	-	$(0.04)
Weighted average number of common shares outstanding - basic and fully diluted
	4,624,123	-	5,624,123

(a)	Pro forma elimination of revenue associated with the operation of its golf courses
(b)	Pro forma elimination of revenue associated with rental income from retail store
(c)	Pro forma elimination of direct costs associated with the operation of golf courses
(d)	Pro forma elimination of operating costs associated administration of golf course operations
(e)	Pro forma elimination of depreciation on equipment associated with golf course operations
(f)	Pro forma elimination of interest associated with debts incurred by operations and forgiven as part of transaction
(g)	Pro forma reversal of prior accounting treatment of subsidiary

ALL-AMERICAN SPORTPARK, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2016

Assets	Mar 31,2016	AAGC Adjustment (a)	Other Adjustment	Pro Forma

Current assets:
Cash	45,625	(45,625)	-	-
Accounts receivable	13,410	(13,410)	-	-
Prepaid expenses and other current assets	12,851	(11,475)	-	1,376
Total current assets	71,886	(70,510)	-	1,376

Property and equipment, net of accumulated depreciation of $756,040 and $728,726, as of March 31, 2016 and December 31, 2015, respectively
	498,603	(497,660)	-	943

Total Assets	570,489	(568,170)	-	2,319

Liabilities and Stockholders' Deficit

Current liabilities:
Cash in excess of available funds	1,677	-	-	1,677
Accounts payable and accrued expenses	809,557	(491,416)	(310,000)	8,141	(b)
Current portion of deferred revenue	100,000	(100,000)	-	-	(c)
Notes payable - related parties	4,299,226	(999,077)	(3,300,149)	-	(d)
Due to related parties	1,736,696	(506,373)	(1,230,323)	-	(e)
Due to AAGC	-	4,123,454	(4,123,454)	-	(f)
Current portion of capital lease obligation	32,390	(32,390)	-		(g)
Current portion on deferred rent liability	27,938	(27,938)	-	-	(h)
Accrued interest payable - related party	6,310,969	(888,809)	(5,422,160)	-	(i)
Total current liabilities	13,318,453	(1,077,451)	(14,386,086)	9,818

Long-term liabilities:
Long-term portion of capital lease obligation	25,450	(25,450)	-	-	(g)
Deferred revenue	100,000	(100,000)	-	-	(c)
Deferred rent liability	521,555	(521,555)	-	-	(h)
Total long-term liabilities	647,005	(647,005)	-	-

Commitments and Contingencies
Stockholder’s deficit:
Preferred stock, Series "B", $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	-	-	-	-
Common stock, $0.001 par value, 50,000,000 shares authorized, 5,624,123 and 4,522,123 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	4,624	-	1,000	5,624
Prepaid equity-based compensation	(377)	-	-	(377)
Additional paid-in capital	14,408,270	(1,103,497)	14,874,757	28,179,530	(j)
Accumulated deficit	(28,297,157)	104,881	-	(28,192,276)	(k)
Total All-American SportPark, Inc. stockholders' deficit	(13,884,640)	(9,98,616)	14,875,757	(7,499)
Non-controlling interest in net assets of subsidiary	489,671	-	(489,671)	-	(l)
Total stockholders' deficit	(13,394,969)	(998,616)	14,386,086	(7,499)

Total Liabilities and Stockholders' Deficit	570,489	(568,170)	-	2,319

(a)	Pro forma elimination of assets and liabilities associated with golf course operations
(b)	Includes elimination of Accounts Payable in the amount of $491,416, and Accrued Wages to Ron Boreta in the amount of $310,000
(c)	The deferred revenue liability was assumed by AAGC in the transaction as it related to golf course operations
(d)	Pro forma elimination of notes to related parties to Vaso Boreta and BE Holdings
(e)	Pro forma elimination of amounts due to retail stores
(f)	Represents consolidated intercompany debt from AAGC owed by AASP. This amount was forgiven in the transaction
(g)	Pro forma elimination of leases related to golf equipment
(h)	Related to operations of the golf store facilities
(i)	Pro forma elimination of interest on amounts due directly by AAGC ($888,809), and related parties notes to Vaso Boreta ($5,198,409) and BE Holdings ($223,751)
(j)	Pro forma elimination of Additional Paid in Equity amounts related to AAGC operations
(k)	Pro forma elimination of net profit attributed to AAGC operations
(l)	Pro forma elimination of non-controlling interest by AASP of AAGC related to the deconsolidation

ALL-AMERICAN SPORTPARK, INC.

Notes to Unaudited Pro Forma Condensed
Consolidated Financial Statements

1.  TRANSFER AGREEMENT

On June 10, 2016, All-American SportPark, Inc. (the “Company”) entered into a Transfer Agreement for the sale and transfer of the Company’s 51% interest in All American Golf Center, Inc. (“AAGC”), which constitutes substantially all of the Company’s assets.  Pursuant to the Transfer Agreement, the Company intends to transfer the 51% interest in AAGC to Ronald Boreta and John Boreta (the “Boreta’s”), and also issue to the Boreta’s 1,000,000 shares of the Company’s common stock, in exchange for the cancellation of promissory notes held by the Boreta’s and the interest accrued thereon totaling approximately $8,667,725.

At the closing of the Transfer Agreement, the shares of AACG common stock held by the Company, representing 51% of the AAGC shares outstanding, will be transferred to the Boretas or their assigns.  In addition, the Company will issue 1,000,000 shares of its common stock to the Boreta’s.  In exchange, the Boreta’s will cancel the promissory notes and the interest accrued thereon totaling approximately $8,667,725.

 In connection with the closing of the Transfer Agreement, AAGC will assume the obligation of the Company to pay Ronald Boreta for deferred salary which currently totals $320,000.  In addition, AAGC will forgive approximately $4,125,000 in advances previously made by it to the Company to fund its operations.

 Also in connection with the closing of the Transfer Agreement, entities controlled by the Boreta’s will forgive approximately $1,367,000 owed to them by the Company.  The Company agreed to forgive approximately $27,605 owed to the Company by entities controlled by the Boreta’s.

2. UNAUDITED PRO FORMA ADJUSTMENTS

The following notes describe the basis for and/or assumptions regarding certain of the pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements:

  For consolidation purposes, the entities are now no longer consolidated. Amounts for revenue, cost of revenue, operating and other expenses have all been eliminated as a result of the Transfer Agreement.  Previously the revenue and associated expenses incurred by All American Golf Center were being treated as a Non-controlling Interest pursuant to ASC 810-10-15-10.
  Revenue, and associated costs of revenue, were the result of the various golf-oriented retail locations noted below. These locations have been transferred to the Boreta’s in return for the forgiveness of certain liabilities noted below, and have been eliminated in this pro forma.
  General and administrative overhead costs eliminated were those associated with the operation of the noted retail facilities. These costs were paid for directly or indirectly by the Boreta’s, and due to the transfer of the retail locations are no longer an expense of the Company, and have been eliminated in this pro forma.
  Interest costs associated with the liabilities related to the funding of the operation of the retail locations, forgiven by the Boreta’s as a result of the Transfer Agreement, have also been eliminated in this pro forma.
  The net book value of the retail locations, in the amount of $497,660, has also been eliminated in this pro forma.
  Prior to the deconsolidation All-American SportPark, Inc. had no other revenue, and only performed administrative activities for the entity.
  All substantive liabilities were advanced by or due to the Boreta’s, or their related and owned entities, accordingly all material debts and obligations have been forgiven or eliminated as a result of the Transfer Agreement.

Due to Related Parties:

The Company’s employees provide general administrative and accounting support for three golf retail stores, as follows: 1) Saint Andrews Golf Shop ("SAGS"), 2) Las Vegas Golf and Tennis ("Boca Store") and 3) Las Vegas Golf and Tennis Superstore (“Westside 15 Store”).  All of these facilities are owned by Ronald Boreta, the Company's President, and his brother, John Boreta, a Director of the Company. The SAGS store is the retail tenant in the TaylorMade Golf Experience.

General administrative and payroll and employee benefits expenses are allocated based on an annual review of the personnel time expended for each entity.

The costs associated for general administrative and accounting support provided by the Company to the above stores were paid for by the Boreta’s. Additionally, the Company received funding for normal operations for these and various other stores owned by the Company’s President and his brother, and the former Chairman. The total amount due to these stores totaled $1,736,696 as of March 31, 2016. The amounts are non-interest bearing and due on demand out of available cash flows of the Company. Additionally, the Company has the right to offset the general administrative and accounting support against the funds received from these stores.

Both Ronald Boreta and John Boreta have continued to defer half of their monthly salaries until cash flows from normal operations support full payment of same.  The amounts deferred for the first three months of 2016 and 2015 were $24,375 and $24,375, respectively.

Accrued Interest Payable, Related Parties

As of March 31, 2016, Accrued Interest Payable, Related Parties related to the Notes Payable, Related Parties totaled $6,310,969.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, Information Statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The SEC allows us to "incorporate by reference" into this Information Statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Information Statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and before the date of the closing of the Transfer Agreement:

•  Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016; and

•  Current Report on Form 8-K filed on June 13, 2016.

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to All-American Sportpark, Inc., 6730 South Las Vegas Blvd., Las Vegas Nevada 809119, Attention: Investor Relations, or by calling us at (702) 798-7777. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you have questions about the Transfer Agreement and the transactions contemplated thereby, you should contact Ronal S. Boreta, 6730 South Las Vegas Blvd., Las Vegas Nevada 89119, or by telephone at (702) 798-7777.

You should rely only on the information contained in this Information Statement. We have not authorized anyone to provide you with information that is different from or that adds to what is contained in this Information Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies. The mailing of this Information Statement to our stockholders does not create any implication to the contrary.